Mr. David Brooks Adcock
For 2597516
Against 106474
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Mr. Nigel D.T. Andrews
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Ms. E. Lee Beard
For 2653469
Against 104521
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Mr. David C. Brown
For 2653155
Against 104835
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Ms. Sally M. Dungan
For 2670506
Against 87483
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Mr. David L. Meyer
For 2604771
Against 156219
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Mr. Leigh A. Wilson
For 2597516
Against 106474
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